FOR IMMEDIATE RELEASE
April 13, 2007

DSA FINANCIAL CORPORATION REPORTS EARNINGS FOR THE THIRD QUARTER ENDED MARCH 31, 2007 AND DECLARES A QUARTERLY DIVIDEND

Lawrenceburg,  Indiana  - April 13,  2007 - DSA  Financial  Corporation  (OTCBB:
DSFN.OB) announced its financial results for the third fiscal quarter. For the quarter ended March 31, 2007, the Company recorded net earnings of $90,000 or $0.05 per share. The Company reported net earnings of $213,000, or $0.14 per share for the quarter ended March 31, 2006.

The quarter-to-quarter decrease in earnings was attributed primarily to a $84,000, or 11%, decrease in net interest income and a $128,000, or 25%, increase in general, administrative and other expense, which was partially offset by a $99,000, or 76%, decrease in income taxes.

Net earnings for the nine months ended March 31, 2007 were $460,000, or $0.28 per share, a decrease of $222,000, or 33%, over the nine month period ended March 31, 2006. Net interest income decreased by $187,000, or 8%, and general, administrative and other expense increased by $197,000, or 12%, partially offset by a decrease in income taxes of $149,000 or 38%. Operating costs associated with the opening of our new headquarters including depreciation, personnel and marketing contributed significantly to the increase in general, administrative and other expenses.

In addition, Edward L. Fischer, President and Chief Executive Officer of DSA Financial, announced today that the Company's board of directors has declared a dividend on its common stock of $0.105 per share. The dividend is payable on May 11, 2007 to stockholders of record as of April 27, 2007.

DSA Financial reported total assets of $110.8 million at March 31, 2007, total liabilities of $93.8 million, including deposits of $85.0 million and total stockholders' equity of $17.0 million.

DSA Financial Corporation is the holding company for Dearborn Savings Bank, a federally chartered savings association headquartered in Lawrenceburg, Indiana. Dearborn Savings Bank operates through its main office and one branch office.

                            DSA FINANCIAL CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                   (Unaudited)

                                                                              March 31,            June 30,
         ASSETS                                                                    2007                2006

Cash and cash equivalents                                                      $  3,424            $  2,408
Investment securities                                                             4,822               4,808
Loans receivable                                                                 93,720              88,477
Other assets                                                                      8,819               7,381
                                                                                -------             -------

         Total assets                                                          $110,785            $103,074
                                                                                =======             =======

         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                       $ 85,013            $ 76,412
Advances from the FHLB                                                            7,000               8,000
Other liabilities                                                                 1,755               1,417
                                                                                -------             -------

         Total liabilities                                                       93,768              85,829

Stockholders' equity                                                             17,017              17,245
                                                                                 ------              ------

         Total liabilities and stockholders' equity                            $110,785            $103,074
                                                                                =======             =======

                            DSA FINANCIAL CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)
                                   (Unaudited)

                                                                   Nine months ended                 Three months ended
                                                                        March 31,                         March 31,

                                                                 2007           2006                2007           2006

Total interest income                                          $4,795         $4,048              $1,624         $1,428
Total interest expense                                          2,666          1,732                 936            656
                                                               ------         ------               -----          -----
         Net interest income                                    2,129          2,316                 688            772
Provision for losses on loans                                      40             62                  10             31
                                                               ------         ------               -----          -----
         Net interest income after provision for
            losses on loans                                     2,089          2,254                 678            741
Other income                                                      422            431                  90            121
General, administrative and other expense                       1,807          1,610                 646            518
                                                               ------         ------               -----          -----
         Earnings before income taxes                             704          1,075                 122            344
Income taxes                                                      244            393                  32            131
                                                               ------         ------               -----          -----

     NET EARNINGS                                              $  460         $  682              $   90         $  213
                                                                =====          =====               =====          =====

        EARNINGS PER SHARE - basic and diluted                   $.28           $.43                $.05           $.14
                                                                  ===            ===                 ===            ===